EXHIBIT 3.5

CERTIFICATE PURSUANT TO NRS 78.390 OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

ELUTION TECHNOLOGIES, INC.

We, the undersigned, being the President and Chief Executive Officer and Secretary, and the sole Directors of Elution Technologies, Inc., do hereby certify:

That the amendment set forth below to the Company’s Articles of Incorporation was duly adopted in accordance with the provisions of the Nevada Revised Statutes sections 78.385 and 78.390 by unanimous vote of the Board of Directors of Elution Technologies, Inc., at a meeting duly convened, held on the 4th day of June, 2003, and shall be effective upon filing.

Article FIRST is hereby amended to read as follows:

 The name of this corporation is: TANKLESS SYSTEMS WORLDWIDE, INC.

That said change and amendment have been consented to and approved by a majority vote of the stockholders holding a majority of each class of stock outstanding and entitled to vote thereon.

IN WITNESS WHEREOF, ELUTION TECHNOLOGIES, INC., has caused this Certificate to be signed and attested by its duly authorized officer, this 4th day of June, 2003.

ELUTION TECHNOLOGIES, INC.

/s/ David Kreitzer

/s/ Thomas Kreitzer

David Kreitzer, President,

Thomas Kreitzer, Chief Executive Officer,

Director

Director

ATTEST:

By:  /s/ Thomas Kreitzer

        Thomas Kreitzer, Secretary

STATE OF ARIZONA

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COUNTY OF MARICOPA

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This instrument was acknowledged before me on this    4th    day of June, 2003, by David Kreitzer, President of Elution Technologies, Inc., and Thomas Kreitzer, Chief Executive Officer and Secretary of Elution Technologies, Inc.

/s/  Michelle J. Bright

Notary Public, State of Arizona

My Commission Expires:   March 12, 2007